Exhibit 99.1

EZCORP REPORTS 2013 REVENUES OF MORE THAN $1 BILLION

AUSTIN, Texas (November 7, 2013) — EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, announced that for the fiscal year ended September 30, 2013, total revenues were $1.01 billion, a record for the company. Net income from continuing operations attributable to EZCORP was $57 million.
EZCORP's core lending and retail businesses in the United States and Latin America showed continued strength, highlighted by the following:

•
Merchandise sales in the U.S. increased 7% during the year, as the company continued to diversify its retail channels. Online sales, primarily of general merchandise, totaled $19 million during the year, and now account for 8% of general merchandise retail sales in the U.S.

•
Total loan balances in the company's U.S. Financial Services division (including online loans) were up 29%, including 23% growth in storefront loans. Loan fees were up 7%, offsetting the negative impact of various regulatory changes that reduced net income by $7 million.

•
Latin America's segment contribution improved 40% during the year, after normalizing the prior year's results for a $16 million positive purchase accounting adjustment. This significant growth was driven by strong performance in the company's Mexico payroll withholding lending business (Grupo Finmart), where loan balances increased 46% during the year and total revenues increased 89%.

For the fiscal year, the combined effect of reduced gold volumes and the gold price decline had a $31 million negative impact on the company's after tax earnings. The company's fiscal year results also included $35 million of one-time charges, including an impairment charge of $29 million on the company's long-term investment in Albemarle & Bond Holdings, PLC, a gold and jewelry pawnbroker in the U.K. In addition, investments in long-term growth initiatives (including the company's online lending businesses in the U.S. and the U.K. and denovo growth) further negatively impacted earnings by $20 million.
The following metrics refer to continuing operations, unless otherwise noted.
Consolidated Financial Highlights — Fiscal Year ended September 30, 2013 versus the prior year

•
Total revenues exceeded $1 billion, a record for the company. Excluding jewelry scrapping, total revenues grew 14%, driven by a 24% increase in consumer loan fees, an 11% increase in merchandise sales, and an 8% increase in pawn service charges.

•	Net income from continuing operations attributable to EZCORP was $57 million, while diluted earnings per share from continuing operations attributable to EZCORP were $1.06.

•
Cash and cash equivalents, including restricted cash, were $42 million at year-end, with long-term debt of $246 million, including $105 million of Grupo Finmart third-party debt, which is non-recourse to EZCORP.

•
Net earning assets, including discontinued operations, were $466 million, a 20% increase over last year. Net earning assets consist of pawn loans, consumer loans and inventory on the balance sheet, combined with CSO loans not on the balance sheet, net of reserves. The growth in net earnings assets was driven by a 35% increase in loan balances in our combined financial services businesses, and a 13% increase in earning assets related to our pawn and retail businesses.

Fiscal Year 2013 Business Review
U.S. & Canada

•	Storefront Growth — At year end, the company operated over 1,000 locations in 26 states. During the year, the company opened 84 de novo stores, and acquired 12 stores in key markets.

•	Pawn —

▪
Pawn loan balances increased to $143 million from $141 million for the prior year, and revenues from pawn service charges increased 5% in total and 2% on a same store basis. General merchandise loan balances grew by 11%, while jewelry loan balances declined 6%.

▪
Overall merchandise sales were up 7% in total and 3% on a same store basis. General merchandise sales increased 10% in total and 6% on a same store basis. The company's online retail channel continued to grow, and reported $19 million in revenues primarily in general merchandise sales, for the fiscal year. During the year, jewelry sales decreased 1% in total and 4% on a same store basis. However, in the fourth quarter, jewelry sales increased 18% in total and 14% on a same store basis, reflecting our previously announced strategy to sell more gold through our retail channel and scrap less.

▪
Gross margin on merchandise sales was 41%, down 130 basis points from last year. This decrease was driven by a higher mix of general merchandise sales as general merchandise gross margin remained flat at 40% while gross margin on jewelry sales was 45%.

▪	The overall redemption rate was 83%, up 80 basis points, driven by a jewelry redemption rate of 86%, up 150 basis points. Redemption rates for general merchandise were at unchanged at 76%.

•	Financial Services (Storefront and Online) —

▪
Total loan balances (including CSO loans not on the balance sheet) were $51 million, up 29%, driven by a 70% increase in second generation loan products (such as installment and other multiple payment products and auto title loans). Storefront loan growth was strong as well, increasing 23%.

▪	Loan fees were $175 million, up 7%, as a result of new products in existing stores, storefront growth, and new fees from the U.S. online lending channel.

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▪
Bad debt as a percentage of fees was 25%, an increase of 300 basis points as we attracted new customers and our customers transitioned to our new multi-payment products, including auto title and our online channel.

▪
The U.S. online business's loan book continues to grow and at year end was $2 million, net of reserves. While this business negatively impacted segment contribution in 2013, it is expected to make a positive contribution in fiscal 2014.

Latin America
The Latin America segment contribution was $27 million, a 40% increase over the prior year after normalizing for the prior year's purchase accounting adjustments. This increase was driven by strong performance at Grupo Finmart, the company's payroll withholding lending division.

•	Payroll Withholding Lending —

▪	Total loan balances at Grupo Finmart at the end of the year were $107 million, up 46%.

▪
Total revenue was $52 million, an increase of 89%, as a result of better contract terms and better penetration. Net revenues, including a credit for aged consumer loans that were sold, were $53 million. Absent this credit, bad debt as a percentage of fees was approximately 2%.

▪	Grupo Finmart ended the year with 72 active convenios, compared to 67 at the end of last year. Contract penetration across all convenios was 6% for the year, compared to 3% in the prior year.

•	Pawn —

▪
Empeño Fácil, the company's Mexico pawn operation, opened 66 locations during the year and operated 239 stores at the end of the year. As previously announced, the company closed 57 legacy, gold-only stores during the year, which is a part of the discontinued operations charge.

▪
Pawn loan balances at year-end were $14 million, a 10% decrease from the prior year-end. General merchandise loan balances were down 4%, while jewelry loan balances decreased 31%. General merchandise loans now comprise 92% of Empeño Fácil's pawn loan portfolio, up from 89% last year.

▪	Revenue from pawn service charges increased 29% in total and 10% on a same store basis.

▪
Merchandise sales increased 40% in total and 10% on a same store basis. Gross margin on merchandise sales was 39%, down 700 basis points from a year ago, reflecting a much more competitive lending and selling marketplace.

Other International

•	At fiscal year end, after reviewing the valuation of our holdings in Albemarle & Bond Holdings PLC, we recognized an impairment charge of $43 million ($29 million net of tax).

•
Cash Genie, the company's online lending operation in the U.K., performed well during the second and third quarters of the year, but a poorly executed introduction of an installment loan product caused

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performance to deteriorate in the fourth quarter. The company took rapid action to improve performance and is on track to return to profitability in fiscal 2014.
CEO Commentary
Paul Rothamel, EZCORP's President and Chief Executive Officer, stated: "Obviously, we are disappointed with our financial results in 2013, particularly after posting three straight years of record revenue and net income. We are committed to improving the operational performance of our existing businesses, including our recently acquired online lending businesses. We are confident that our consistent execution against that commitment will ensure that we will deliver superior long-term value to our shareholders."
The company provides supplemental information on its website. For additional content, please see "Investor Resources & Supplemental Information" at http://investors.ezcorp.com/.
About EZCORP

EZCORP, Inc. is a leader in delivering instant cash solutions to our customers across channels, products, services and markets. With approximately 7,800 teammates and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico, Canada and the United Kingdom. We offer these products through four primary channels: in-store, online, at the worksite and through our mobile platform. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of payroll deduction loans in Mexico; and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.'s largest pawnbroking businesses with over 180 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

For the latest information on EZCORP, please visit our website at: http://investors.ezcorp.com/.

Forward-Looking Statements
This announcement contains certain forward-looking statements regarding the company's expected operating and financial performance for future periods. These statements are based on the company's current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including fluctuations in gold prices or the desire of our customers to pawn or sell their gold items, changes in the regulatory environment, changing market conditions in the overall economy and the industry, and consumer demand for the company's services and merchandise. For a discussion of these and other factors affecting the company's business and prospects, see the company's annual, quarterly and other reports filed with the Securities and Exchange Commission.

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Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/

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EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2013	2012	2013	2012
Revenues:
Merchandise sales	$87,504	$76,793	$368,766	$333,064
Jewelry scrapping sales	18,123	55,415	131,702	202,481
Pawn service charges	63,542	62,658	251,354	233,538
Consumer loan fees	65,185	57,087	248,304	200,681
Other revenues	12	2,008	10,181	5,359
Total revenues	234,366	253,961	1,010,307	975,123
Merchandise cost of goods sold	53,906	43,016	218,617	190,637
Jewelry scrapping cost of goods sold	15,140	37,908	96,133	130,715
Consumer loan bad debt	20,377	12,101	54,873	39,370
Net revenues	144,943	160,936	640,684	614,401
Operating expenses:
Operations	104,879	88,334	414,225	336,348
Administrative	17,556	14,403	52,474	47,912
Depreciation	3,698	3,046	28,327	22,011
Amortization	5,233	1,956	5,233	1,956
Loss (gain) on sale or disposal of assets	1,214	(135)	1,434	(27)
Total operating expenses	132,580	107,604	501,693	408,200
Operating income	12,363	53,332	138,991	206,201
Interest expense (income)	4,139	(5,244)	15,166	(1,550)
Equity in net loss (income) of unconsolidated affiliates	1,613	(4,465)	(11,878)	(17,400)
Impairment of investments	44,598	—	44,598	—
Other income	(205)	(1,054)	(205)	(1,211)
(Loss) income from continuing operations before income taxes	(37,782)	64,095	91,310	226,362
Income tax (benefit) expense	(12,509)	18,588	29,575	71,252
(Loss) income from continuing operations, net of tax	(25,273)	45,507	61,735	155,110
Income (loss) from discontinued operations, net of tax	1,503	(1,366)	(23,310)	(4,533)
Net (loss) income	(23,770)	44,141	38,425	150,577
Net income from continuing operations attributable to redeemable noncontrolling interest	970	5,569	4,348	6,869
Net (loss) income attributable to EZCORP, Inc.	$(24,740)	$38,572	$34,077	$143,708

Diluted earnings (loss) per share attributable to EZCORP, Inc.:
Continuing operations	$(0.48)	$0.78	$1.06	$2.90
Discontinued operations	0.02	(0.03)	(0.43)	(0.09)
Diluted earnings per share	$(0.46)	$0.75	$0.63	$2.81

Weighted average shares diluted	54,310	51,394	53,737	51,133

Net (loss) income from continuing operations attributable to EZCORP, Inc.	$(26,243)	$39,938	$57,387	$148,241
Income (loss) from discontinued operations attributable to EZCORP, Inc.	1,503	(1,366)	(23,310)	(4,533)
Net (loss) income attributable to EZCORP, Inc.	$(24,740)	$38,572	$34,077	$143,708

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EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$36,317	$48,477
Restricted cash	3,312	1,145
Pawn loans	156,637	157,648
Consumer loans, net	64,515	34,152
Pawn service charges receivable, net	30,362	29,401
Consumer loan fees receivable, net	36,588	30,416
Inventory, net	145,200	109,214
Deferred tax asset	13,825	14,984
Income tax receivable	10,694	10,511
Prepaid expenses and other assets	34,217	45,451
Total current assets	531,667	481,399
Investments in unconsolidated affiliates	97,085	126,066
Property and equipment, net	116,281	108,131
Restricted cash, non-current	2,156	4,337
Goodwill	428,508	374,663
Intangible assets, net	61,872	45,185
Non-current consumer loans, net	69,991	61,997
Deferred tax asset	13,625	—
Other assets, net	24,105	16,229
Total assets	$1,345,290	$1,218,007
Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$30,436	$21,085
Current capital lease obligations	533	594
Accounts payable and other accrued expenses	79,967	64,104
Other current liabilities	22,337	14,821
Customer layaway deposits	8,628	7,238
Total current liabilities	141,901	107,842
Long-term debt, less current maturities	215,939	198,836
Long-term capital lease obligations	391	995
Deferred tax liability	—	7,922
Deferred gains and other long-term liabilities	17,140	13,903
Total liabilities	375,371	329,498
Temporary equity:
Redeemable noncontrolling interest	55,393	53,681
EZCORP, Inc. stockholders’ equity	914,526	834,828
Total liabilities and stockholders’ equity	$1,345,290	$1,218,007

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended September 30, 2013
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$72,944	$14,560	$—	$87,504
Jewelry scrapping sales	14,385	3,738	—	18,123
Pawn service charges	56,573	6,969	—	63,542
Consumer loan fees	47,853	13,878	3,454	65,185
Other revenues	(356)	317	51	12
Total revenues	191,399	39,462	3,505	234,366
Merchandise cost of goods sold	44,211	9,695	—	53,906
Jewelry scrapping cost of goods sold	11,715	3,425	—	15,140
Consumer loan bad debt	15,732	911	3,734	20,377
Net revenues	119,741	25,431	(229)	144,943
Segment items:				—
Operations	84,828	16,013	4,038	104,879
Depreciation and amortization	4,567	1,866	125	6,558
Loss (gain) on sale or disposal of assets	82	(1)	—	81
Interest expense (income), net	9	3,074	(1)	3,082
Equity in net loss of unconsolidated affiliates	—	—	1,613	1,613
Impairment of investments	—	—	44,598	44,598
Other expense	2	20	222	244
Segment contribution (loss)	$30,253	$4,459	$(50,824)	$(16,112)
Corporate expenses:
Administrative				17,556
Depreciation and amortization				2,373
Loss on sale or disposal of assets				1,133
Interest expense, net				1,057
Other income				(449)
Loss from continuing operations before income taxes				(37,782)
Income tax benefit				(12,509)
Loss from continuing operations, net of tax				(25,273)
Income from discontinued operations, net of tax				1,503
Net loss				(23,770)
Net income attributable to redeemable noncontrolling interest				970
Net loss attributable to EZCORP, Inc.				$(24,740)

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Three Months Ended September 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$64,990	$11,803	$—	$76,793
Jewelry scrapping sales	52,653	2,762	—	55,415
Pawn service charges	55,778	6,880	—	62,658
Consumer loan fees	42,152	9,137	5,798	57,087
Other revenues	1,329	529	150	2,008
Total revenues	216,902	31,111	5,948	253,961
Merchandise cost of goods sold	36,451	6,565	—	43,016
Jewelry scrapping cost of goods sold	35,756	2,152	—	37,908
Consumer loan bad debt	10,735	(831)	2,197	12,101
Net revenues	133,960	23,225	3,751	160,936
Segment items:				—
Operations	75,718	9,478	3,138	88,334
Depreciation and amortization	3,717	(218)	93	3,592
(Gain) loss on sale or disposal of assets	(148)	14	—	(134)
Interest income, net	(23)	(6,262)	—	(6,285)
Equity in net income of unconsolidated affiliates	—	—	(4,465)	(4,465)
Other income	(993)	(7)	(54)	(1,054)
Segment contribution	$55,689	$20,220	$5,039	$80,948
Corporate expenses:
Administrative				14,403
Depreciation and amortization				1,410
Gain on sale or disposal of assets				(1)
Interest expense, net				1,041
Income from continuing operations before income taxes				64,095
Income tax expense				18,588
Income from continuing operations, net of tax				45,507
Loss from discontinued operations, net of tax				(1,366)
Net income				44,141
Net income attributable to redeemable noncontrolling interest				5,569
Net income attributable to EZCORP, Inc.				$38,572

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Year Ended September 30, 2013
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$310,521	$58,245	$—	$368,766
Jewelry scrapping sales	123,162	8,540	—	131,702
Pawn service charges	221,775	29,579	—	251,354
Consumer loan fees	174,726	50,461	23,117	248,304
Other revenues	5,113	3,197	1,871	10,181
Total revenues	835,297	150,022	24,988	1,010,307
Merchandise cost of goods sold	183,147	35,470	—	218,617
Jewelry scrapping cost of goods sold	88,637	7,496	—	96,133
Consumer loan bad debt	43,095	(113)	11,891	54,873
Net revenues	520,418	107,169	13,097	640,684
Segment items:
Operations	336,421	62,496	15,308	414,225
Depreciation and amortization	17,962	6,933	462	25,357
Loss on sale or disposal of assets	284	17	—	301
Interest expense (income), net	16	11,279	(2)	11,293
Equity in net income of unconsolidated affiliates	—	—	(11,878)	(11,878)
Impairment of investments	—		44,598	44,598
Other (income) expense	(3)	(218)	153	(68)
Segment contribution	$165,738	$26,662	$(35,544)	$156,856
Corporate expenses:
Administrative				52,474
Depreciation and amortization				8,203
Loss on sale or disposal of assets				1,133
Interest expense, net				3,873
Other income				(137)
Income from continuing operations before income taxes				91,310
Income tax expense				29,575
Income from continuing operations, net of tax				61,735
Loss from discontinued operations, net of tax				(23,310)
Net income				38,425
Net income attributable to redeemable noncontrolling interest				4,348
Net income attributable to EZCORP, Inc.				$34,077

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EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands)

	Year Ended September 30, 2012
	U.S. & Canada	Latin America	Other International	Consolidated
Revenues:
Merchandise sales	$291,497	$41,567	$—	$333,064
Jewelry scrapping sales	191,905	10,576	—	202,481
Pawn service charges	210,601	22,937	—	233,538
Consumer loan fees	163,896	26,901	9,884	200,681
Other revenues	3,759	1,292	308	5,359
Total revenues	861,658	103,273	10,192	975,123
Merchandise cost of goods sold	168,133	22,504	—	190,637
Jewelry scrapping cost of goods sold	122,604	8,111	—	130,715
Consumer loan bad debt	35,398	309	3,663	39,370
Net revenues	535,523	72,349	6,529	614,401
Segment items:
Operations	292,371	37,259	6,718	336,348
Depreciation and amortization	13,579	4,689	223	18,491
(Gain) loss on sale or disposal of assets	(261)	12	223	(26)
Interest income, net	(3)	(4,507)	(1)	(4,511)
Equity in net income of unconsolidated affiliates	—	—	(17,400)	(17,400)
Other income	(647)	(5)	(559)	(1,211)
Segment contribution	$230,484	$34,901	$17,325	$282,710
Corporate expenses:
Administrative				47,912
Depreciation and amortization				5,476
Gain on sale or disposal of assets				(1)
Interest expense, net				2,961
Income from continuing operations before income taxes				226,362
Income tax expense				71,252
Income from continuing operations, net of tax				155,110
Loss from discontinued operations, net of tax				(4,533)
Net income				150,577
Net income attributable to redeemable noncontrolling interest				6,869
Net income attributable to EZCORP, Inc.				$143,708

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EZCORP, Inc.
Store Count Activity

	Fiscal Year Ended September 30, 2013
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	987	275	—	1,262	10
De novo	84	73	—	157	—
Acquired	12	26	—	38	—
Sold, combined or closed	(3)	(5)	—	(8)	(2)
Discontinued operations	(50)	(57)	—	(107)	—
End of period	1,030	312	—	1,342	8

	Fiscal Year Ended September 30, 2012
	Company-owned Stores				Franchises
	U.S. & Canada	Latin America	Other International	Consolidated
Beginning of period	933	178	—	1,111	13
De novo	17	54	—	71	—
Acquired	51	45	—	96	—
Sold, combined or closed	(14)	(2)	—	(16)	(3)
End of period	987	275	—	1,262	10

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